Exhibit 10.2

Employee

Performance Vesting Restricted Stock

and Performance Share Unit

Grant Agreement under

the Orthofix International N.V.

2012 Long-Term Incentive Plan

This Employee Performance Vesting Restricted Stock and Performance Share Unit Grant Agreement (the “Agreement”) is made this 30th day of June, 2015 (the “Grant Date”), between Orthofix International N.V., a Curacao company (the “Company”), and the person signing this Agreement adjacent to the caption “Award Recipient” on the signature page hereof (the “Award Recipient”).  Capitalized terms used and not otherwise defined herein shall have the meanings attributed thereto in the Orthofix International N.V. 2012 Long-Term Incentive Plan (the “Plan”).

WHEREAS, pursuant to the Plan, the Company desires to grant the Award Recipient (i) restricted shares of the Company’s common stock, par value $0.10 per share (the “Common Stock”) and (ii) performance share units representing the opportunity to earn additional shares of Common Stock, in each case on the terms and conditions set forth herein;

NOW, THEREFORE, in connection with the mutual covenants hereinafter set forth and for other good and valuable consideration, the parties hereto agree as follows:

1.           Grant of Restricted Stock.

(a)           Number of Shares/Vesting.  The Company hereby grants to the Award Recipient, on the Grant Date, an Award of [_____] shares of Common Stock under the Plan subject to the vesting terms and conditions set forth below (the “Restricted Stock”).  Subject to earlier termination in accordance with the Plan or this Agreement and the terms and conditions herein, the Restricted Stock granted under this Agreement shall vest as follows:

•

50% of the Restricted Stock (the “Adjusted EBITDA Target Portion”) shall vest on the Adjusted EBITDA Performance Achievement Date. If the Adjusted EBITDA Performance Achievement Date does not occur, an amount of Restricted Stock equal to the 2018 Fiscal Year Adjusted EBITDA Pro Rata Portion, if any, shall vest on the 2019 Measurement Date.

•

50% of the Restricted Stock (the “ROIC Target Portion”) shall vest on the ROIC Performance Achievement Date. If the ROIC Performance Achievement Date does not occur, an amount of Restricted Stock equal to the 2018 Fiscal Year ROIC Pro Rata Portion, if any, shall vest on the 2019 Measurement Date.

Upon the vesting of the Restricted Stock pursuant to the terms of Section 1(a), the restrictions of Sections 1(a) and 5 shall lapse with respect to the Restricted Stock.  In the event that any portion of the Restricted Stock does not vest on or prior to the 2019 Measurement Date, such portion shall be forfeited by the Award Recipient, and cancelled by the Company, on and as of the first calendar day following the 2019 Measurement Date (the “Expiration Date”), and the Award Recipient shall have no further right or interest therein.

(b)           Recordation of Restricted Stock.  The issuance of the Restricted Stock under this grant shall be evidenced in such a manner as the Company, in its discretion, will deem appropriate, including, without limitation, book-entry registration or issuance of one or more stock certificates.  As the Restricted Stock vests as described above, the Company shall appropriately record in its books and records the applicable number of shares of Common Stock held by the Award Recipient.

(c)            Rights as a Shareholder.  Except as otherwise provided in this Agreement, the Award Recipient shall have all rights of a stockholder with respect to the Restricted Stock granted under this Agreement, including voting rights.  Notwithstanding the foregoing, cash, share and other property dividends with respect to the Restricted Stock granted under this Agreement shall accrue and be held in the form in which paid on the underlying shares of Common Stock, but shall not be paid, until the applicable underlying shares of Common Stock have vested.

2.           Grant of Performance Share Units.

(a)           Number and Nature of Performance Share Units.  As part of the Award granted hereunder, the Company also hereby grants to the Award Recipient, on the Grant Date, [_____][NOTE:  Represents the maximum amount achievable, i.e., an amount to equal 50% of shares specified in Section 1(a)] performance share units (the “Performance Share Units”). representing the opportunity to potentially earn additional shares of Common Stock, dependent upon the achievement of certain performance goals as described herein.  Each Performance Share Unit represents the right to receive, at settlement, one share of Common Stock for each Performance Share Unit that is ultimately earned and vested, subject to the terms and conditions set forth herein and in the Plan.

(b)           Vesting and Settlement of Performance Share Units.  Except as otherwise provided in Sections 7 and 8, the Performance Share Units shall be settled as soon as reasonably practicable after the Compensation Committee has certified whether any or all of the Performance Share Units have been earned and vested, which shall occur no later than the 2019 Measurement Date.  The number of Performance Share Units that shall be earned and vested, if any, shall equal the sum, if any, of the 2018 Fiscal Year Adjusted EBITDA Target Excess Portion and the 2018 Fiscal Year ROIC Target Excess Portion.  Settlement is contingent upon the Award Recipient remaining in the employment or service of the Company or its subsidiaries through the settlement date, except as otherwise provided in Section 7.

(c)           Rights with Respect to the Performance Share Units.  The Performance Share Units granted hereunder do not and shall not give the Award Recipient any of the rights and privileges of a shareholder of Common Stock.  The Award Recipient’s rights with respect to the Performance Share Units shall remain forfeitable at all times prior to the date or dates on which such rights become earned and vested, and the restrictions with respect to such Performance Share Units, lapse, in accordance with Section 7.  Notwithstanding the foregoing, cash, share and other property dividends with respect to the Performance Share Units granted under this Agreement shall accrue and be held in the form in which paid on the underlying shares of Common Stock, but shall not be paid, until the applicable underlying shares of Common Stock have been earned and settled.

3.           Additional Documents.  The Award Recipient agrees to execute such additional documents and complete and execute such forms as the Company may require for purposes of this Agreement.

4.           Incorporation of Plan. The Award Recipient acknowledges receipt of the Plan, a copy of which is annexed hereto, and represents that he or she is familiar with its terms and provisions and hereby accepts this grant of Restricted Stock and Performance Share Units subject to all of the terms and provisions of the Plan and all interpretations, amendments, rules and regulations which may, from time to time, be promulgated and adopted pursuant to the Plan. The Plan is incorporated herein by reference. In the event of any conflict or inconsistency between the Plan and this Agreement, the Plan shall govern and this Agreement shall be interpreted to minimize or eliminate any such conflict or inconsistency.

5.           Restrictions on Transfer.  Except in the case of vested Restricted Stock or shares of Common Stock granted pursuant to settlement of vested and earned Performance Share Units, the Award (and the components thereof) may not be sold, transferred, assigned, pledged or otherwise encumbered or disposed of, whether by operation of law or otherwise.

6.           Notification of Election Under Section 83(b) of the Code.  Under Section 83 of the Internal Revenue Code of 1986, as amended (the “Code”), the difference between the purchase price paid for the Restricted Stock (i.e., zero), and the fair market value of shares on the date any forfeiture restrictions lapse with respect to such shares, will be reportable as ordinary income at that time applicable to it.  An Award Recipient may elect to be taxed at the time the shares of Restricted Stock are acquired, rather than when such shares cease to be subject to such forfeiture restrictions, by filing an election under Section 83(b) of the Code with thirty days after the Grant Date.  In such event, the Award Recipient will have to make a tax payment based on the fair market value of the shares on the Grant Date being treated as ordinary income.  The form for making this election is attached as Exhibit A hereto and the use of such election is not available with respect to the Performance Share Units covered by this Award.  Failure to make this filing within the thirty (30) day period will result in the recognition of ordinary income by the Award Recipient as the forfeiture restrictions lapse.

BY SIGNING THIS AGREEMENT, THE AWARD RECIPIENT ACKNOWLEDGES THAT IT IS HIS OR HER SOLE RESPONSIBILITY, AND NOT THE COMPANY’S, TO FILE A TIMELY ELECTION UNDER SECTION 83(b), EVEN IF THE AWARD RECIPIENT REQUESTS THE COMPANY OR ITS REPRESENTATIVES TO MAKE THIS FILING ON HIS OR HER BEHALF.  THE AWARD RECIPIENT AGREES AND ACKNOWLEDGES THAT HE OR SHE IS RELYING SOLELY ON HIS OR HER OWN ADVISORS WITH RESPECT TO THE DECISION AS TO WHETHER OR NOT TO FILE ANY 83(b) ELECTION.

7.           Termination of Service.

(a)           Termination of Service Other than for Cause or Voluntary Termination.  If, prior to vesting of the Restricted Stock or vesting and earning of the Performance Share Units, the Award Recipient’s Service is terminated other than by reason of a Voluntary Termination or a termination by the Company for Cause, (i) the Restricted Stock shall remain eligible to vest pursuant to Section 1(a) after such termination occurs, (ii) the Performance Share Units shall remain eligible to vest pursuant to Section 2(b) in full if such termination of Service becomes effective between January 1, 2019 and the Expiration Date, (iii) a pro rata portion of the 2018 Fiscal Year Adjusted EBITDA Target Excess Portion and the 2018 Fiscal Year ROIC Target Excess Portion equal to the number of calendar days during the 2018 Fiscal Year during which the Award Recipient was in Service to the Company, divided by 365, shall remain eligible to be earned and vested pursuant to Section 2(b) if such termination of Service becomes effective between January 1, 2018 and December 31, 2018, and (iv) the Performance Share Units shall be deemed forfeited and cancelled if such termination of Service becomes effective on or prior to December 31, 2017.

(b)           Termination of Service for Cause; Voluntary Termination.  If, prior to vesting of the Restricted Stock or vesting and earning of the Performance Share Units, (i) the Award Recipient's Service is terminated by the Company or any of its Subsidiaries for Cause, or (ii) the Award Recipient terminates Service under circumstances constituting a Voluntary Termination, the remaining unvested Restricted Stock and unsettled Performance Share Units shall be forfeited by the Award Recipient and cancelled by the Company as of the date of the Award Recipient’s termination of Service, and the Award Recipient shall have no further right or interest therein unless the Committee in its sole discretion shall determine otherwise.

(c)          Effect of Employment Agreements Generally.  The Company and the Award Recipient agree that notwithstanding anything to the contrary in any Employment Agreement, the terms of an Employment Agreement expressly defining whether and in what manner (including upon termination of employment) the unvested portion of the Award shall vest shall not control over the terms of this Agreement, and shall be disregarded in their entirety with respect to the terms of this Award.

8           Change in Control. Upon the occurrence of a Change in Control that occurs prior to each of the Expiration Date and the occurrence of any earlier forfeiture pursuant to Sections 7(a) or 7(b), (i) all of the remaining then-outstanding but unvested Restricted Stock shall automatically vest in full, (ii) the treatment of the Performance Share Units shall be as set forth in Section 17.3 or 17.4 of the Plan, as applicable (and for the avoidance of doubt, the “Performance Period” shall consist of the period between January 1, 2018 and December 31, 2018).

9.           Withholding.  The Award Recipient (or following the Award Recipient’s death, the Award Recipient’s estate, personal representative, or beneficiary, as applicable) shall be liable for any and all U.S. federal, state or local taxes of any kind required by law to be withheld with respect to the vesting of Restricted Stock and vesting, earning and settlement of Performance Share Units, as well as for any and all applicable withholding tax requirements of any other country or jurisdiction.  When the Restricted Stock vests or Performance Share Units are settled, the Company shall cause the Award Recipient (or following the Award Recipient’s death, the Award Recipient’s estate, personal representative, or beneficiary, as applicable) to satisfy all of his or her tax withholding obligations by having the Company withhold a number of shares of Common Stock that would otherwise become vested or settled having a Fair Market Value (as of the close of business on the vesting or settlement date) not in excess of the minimum amount of tax withholding obligations required by law to be withheld with respect to such vesting.

10.           No Employment or Other Rights.  This grant of Restricted Stock and Performance Share Units does not confer upon the Award Recipient any right to be continued in the employment of, or otherwise provide Services to, the Company or any Subsidiary or other affiliate thereof, or interfere with or limit in any way the right of the Company or any Subsidiary or other affiliate thereof to terminate such Award Recipient’s employment or other service relationship at any time.  For purposes of this Agreement only, the term “employment” shall include circumstances under which Award Recipient provides consulting or other Services to the Company or any of its Subsidiaries as an independent contractor, but such Award Recipient is not, nor shall be considered, an employee; provided, however, nothing in this Section 10 or this Agreement shall create an employment relationship between such person and the Company or its applicable Subsidiary, as the usages described in this Section are for convenience only.

11.           Adjustment of and Changes in Common Stock. In the event of any merger, consolidation, recapitalization, reclassification, stock dividend, extraordinary dividend, or other event or change in corporate structure affecting the Common Stock, the Committee shall make such adjustments, if any, as it deems appropriate in the number and class of shares subject to the Restricted Stock. The foregoing adjustments shall be determined by the Committee in its sole discretion.

12.           Discretionary Nature of Plan.  The Plan is discretionary in nature, and the Company may suspend, modify, amend or terminate the Plan in its sole discretion at any time, subject to the terms of the Plan and any applicable limitations imposed by law.  The Restricted Stock and Performance Share Unit grants pursuant hereto are one-time benefits and do not create any contractual or other right to receive additional Restricted Stock, Performance Share Units or other benefits in lieu of Restricted Stock or Performance Share Units in the future.  Future grants, if any, will be at the sole discretion of the Committee, including, but not limited to, the timing of any grant, the number and type of shares of Restricted Stock or Performance Share Units granted, and the vesting and settlement provisions.

13.           Miscellaneous Provisions.

(a)           Applicable Law.  The validity, construction, interpretation and effect of this instrument will be governed by and construed in accordance with the laws of the State of Texas, without giving effect to the conflicts of laws provisions thereof.

(b)           Notice.  Any notice required by the terms of this Agreement shall be delivered or made electronically, over the Internet or otherwise (with request for assurance of recipient in a manner typical with respect to communications of that type), or given in writing.  Any notice given in writing shall be deemed effective upon personal delivery or upon deposit with the United States Postal Service, by registered or certified mail, with postage and fees prepaid, and shall be addressed to the Company at its principal executive office and to the Award Recipient at the address that he or she has most recently provided to the Company.  Any notice given electronically shall be deemed effective on the date of transmission.

(c)           Headings.  The headings of sections and subsections are included solely for convenience of reference and shall not affect the meaning of the provisions of this Agreement.

(d)          Counterparts.  This Agreement may be executed in two or more counterparts, each of which shall be deemed to be an original but all of which together will constitute one and the same instrument.

(e)           Amendments.  The Board and the Committee shall have the power to alter or amend the terms of the grant of Restricted Stock and Performance Share Units as set forth herein from time to time, in any manner consistent with the provisions of Sections 5.3 and 18.10 of the Plan, and any alteration or amendment of the terms of this grant of Restricted Stock and Performance Share Units by the Board or the Committee shall, upon adoption, become and be binding on all persons affected thereby without requirement for consent or other action with respect thereto by any such person. The Committee shall give notice to the Award Recipient of any such alteration or amendment as promptly as practicable after the adoption thereof. The foregoing shall not restrict the ability of the Award Recipient and the Board or the Committee by mutual written consent to alter or amend the terms of this grant of Restricted Stock and Performance Share Units in any manner which is consistent with the Plan.  To the extent that any Award granted by the Company is subject to Section 409A of the Code, such Award shall be subject to terms and conditions that comply with the requirements of Section 409A of the Code to avoid adverse tax consequences under Section 409A of the Code.

(f)           Binding Effect.  This Agreement shall be binding upon the heirs, executors, administrators and successors of the Award Recipient and the Company.

(g)          Entire Agreement.  This Agreement and the Plan constitute the entire agreement between the Award Recipient and the Company regarding the grant of the Restricted Stock and Performance Share Units and supersede all prior arrangements or understandings (whether oral or written and whether express or implied) with respect thereto.  In the event the Award Recipient has an Employment Agreement, any conflicts or ambiguities shall be resolved first by reference to the Plan, then to this Agreement, and finally to the Employment Agreement.  In the event such conflict or ambiguity cannot be resolved by reference to the Plan, reference shall be made to this Agreement.  Finally, and only in the event such conflict or ambiguity cannot be resolved by reference to the Plan and this Agreement, reference shall be made to the Employment Agreement.

14.          Definitions.  For purposes of this Agreement, the following capitalized words shall have the meanings set forth below.

“2016 Fiscal Year” shall mean the fiscal year ending December 31, 2016.

“2017 Fiscal Year” shall mean the fiscal year ending December 31, 2017.

“2018 Fiscal Year” shall mean the fiscal year ending December 31, 2018.

“2018 Fiscal Year Adjusted EBITDA” shall mean the Company’s Adjusted EBITDA with respect to the 2018 Fiscal Year.

“2018 Fiscal Year Adjusted EBITDA Pro Rata Portion” shall mean, if the 2018 Fiscal Year Adjusted EBITDA is greater or equal to $74,575,000 but less than $78,500,000, an amount of shares equal to (i) the Adjusted EBITDA Target Portion multiplied by (ii) (A) 2018 Fiscal Year Adjusted EBITDA minus $70,650,000 divided by (B) $7,850,000. For the avoidance of doubt, if the 2018 Fiscal Year Adjusted EBITDA is less than $74,575,000, the 2018 Fiscal Year Adjusted EBITDA Pro Rata portion shall be zero.  Sample illustrations of the 2018 Fiscal Year Adjusted EBITDA Pro Rata Portion calculation are set forth on Exhibit A-1.

“2018 Fiscal Year Adjusted EBITDA Target Excess Portion” shall mean, if the 2018 Fiscal Year Adjusted EBITDA is greater than $78,500,000, an amount equal to:

(a) one-half of the Performance Share Units granted hereunder;

multiplied by

(b) the lesser of (i) one or (ii) (A) 2018 Fiscal Year Adjusted EBITDA minus $78,500,000 divided by (B) $7,850,000.

Sample illustrations of the 2018 Fiscal Year Adjusted EBITDA Target Excess Portion calculation are set forth on Exhibit A-2.

“2018 Fiscal Year ROIC” shall mean the Company’s ROIC with respect to the 2018 Fiscal Year.

“2018 Fiscal Year ROIC Pro Rata Portion” shall mean, if the 2018 Fiscal Year ROIC is greater or equal to 0.1159 but less than 0.122, an amount of shares equal to (i) the ROIC Target Portion multiplied by (ii) (A) 2018 Fiscal Year ROIC minus 0.1098 divided by (B) 0.0122. For the avoidance of doubt, if the 2018 Fiscal Year ROIC is less than 0.1159, the 2018 Fiscal Year ROIC Pro Rata portion shall be zero.  Sample illustrations of the 2018 Fiscal Year ROIC Pro Rata Portion calculation are set forth on Exhibit B-1.

“2018 Fiscal Year ROIC Target Excess Portion” shall mean, if the 2018 Fiscal Year ROIC is greater than 0.122, an amount equal to:

(a) one-half of the Performance Share Units granted hereunder;

multiplied by

(b) the lesser of (i) one or (ii) (A) 2018 Fiscal Year ROIC minus 0.122 divided by (B) 0.0122.

Sample illustrations of the 2018 Fiscal Year ROIC Target Excess Portion calculation are set forth on Exhibit B-2.

“2019 Measurement Date” shall mean the date that the Compensation Committee evaluates and certifies in writing, for purposes of determining vesting hereunder, the Company’s results for the 2018 Fiscal Year (which evaluation and certification shall occur no later than the earlier of (i) March 15, 2019 or (ii) five business days following the Company’s filing of its Annual Report on Form 10-K with respect to the 2018 Fiscal Year).

“Adjusted EBITDA” shall mean the Company’s consolidated net income (loss) from continuing operations before interest expense, income tax expense or benefit, depreciation or amortization for such period, but excluding therefrom (i) all non-cash gains or losses; (ii) all operating expenses disclosed in a separate line item of the Consolidated Statement of Operations other than “Sales and marketing”, “General and administrative”, “Research and development”, “Impairment of Goodwill” and “Amortization of intangible assets”; (iii) the “specified items” excluded from the Company’s reported adjusted net income from continuing operations as set forth in either the earnings press release dated April 29, 2015 or May 18, 2015, as consistently applied to all future quarterly periods; (iv) fines, penalties or other settlement or judgment amounts owed in connection with (a) the review by the staff of the Division of Enforcement of the Securities and Exchange Commission regarding, and a civil securities class action complaint related to, the Company’s restatement of financial statements and related audit committee review of certain accounting and internal control matters (collectively, the “Accounting Review Matters”), and (b) the Company’s review of potential improper payments with respect to the Company’s Brazilian subsidiary, Orthofix do Brasil; and (v) legal and other professional costs related to the Accounting Review Matters. Each of the foregoing shall be calculated for any given fiscal year based on consolidated financial information of the Company reported (or to be reported) in the Company’s Annual Report on Form 10-K for such fiscal year (or, if applicable financial information is not contained therein, in publicly furnished earnings release for corresponding periods or in the Company’s financial books, records and ledgers from which such public disclosures were based).

“Adjusted EBITDA Performance Achievement Date” shall mean the date that the Compensation Committee certifies in writing that Adjusted EBITDA Performance Criteria Achievement has occurred (which certification, if applicable, shall be made no later than the earlier of (i) March 15 of the year following the applicable fiscal year being measured or (ii) five business days following the Company’s filing of its Annual Report on Form 10-K with respect to the applicable fiscal year being measured).

“Adjusted EBITDA Performance Criteria Achievement” shall mean that the Company’s Adjusted EBITDA shall equal or exceed $78,500,000 in the aggregate during the 2016 Fiscal Year, the 2017 Fiscal Year or the 2018 Fiscal Year.

“Adjusted Operating Income” shall mean net operating income (loss) from continuing operations, but excluding therefrom (i) all non-cash gains or losses; (ii) all operating expenses disclosed in a separate line item of the Consolidated Statement of Operations other than “Sales and marketing”, “General and administrative”, “Research and development”, “Impairment of Goodwill” and “Amortization of intangible assets”; (iii) the “specified items” excluded from the Company’s reported adjusted net income from continuing operations as set forth in either the earnings press release dated April 29, 2015 or May 18, 2015, as consistently applied to all future quarterly periods; (iv) fines, penalties or other settlement or judgment amounts owed in connection with (a) the Accounting Review Matters, and (b) the Company’s review of potential improper payments with respect to the Company’s

Brazilian subsidiary, Orthofix do Brasil; and (v) legal and other professional costs related to the Accounting Review Matters.

“Compensation Committee” shall mean the Compensation Committee of the Board of Directors of the Company.

“Effective Tax Rate” shall mean, with respect to any fiscal year, (a) the Company’s consolidated  income tax expense divided by (b) the Company’s consolidated income from continuing operations before income taxes.

“Employment Agreement” shall mean a written employment, change in control or change of control agreement between the Award Recipient and the Company and/or a Subsidiary.  Employment Agreement expressly does not include any offer letter, at-will employment arrangements or an employment or similar agreement entered into outside the United States solely for purposes of complying with local law requirements with respect to employment.  For purposes of this Agreement only and subject to Section 10, the term “Employment Agreement” shall include a written agreement under which the Award Recipient provides consulting or other services as an independent contractor to the Company.

“Invested Capital” shall mean, with respect to any fiscal year (and as set forth in the Company’s consolidated balance sheet), the Company’s:

(a) Total Assets;

minus

(b) the sum of (i) current liabilities (but excluding therefrom the current portion of any long-term debt, bank borrowings, notes payable or other current liabilities that were classified as Financing Activities on the Statement of Cash Flows at their inception, that bear interest and the related accrued interest therein) plus (ii) cash and cash equivalents plus (iii) restricted cash, in each case, as of the end of such fiscal year.

“NOPAT” shall mean, with respect to any fiscal year, (a) the Company’s Adjusted Operating Income for such fiscal year multiplied by (b) the difference of (i) one minus (ii) the Company’s Effective Tax Rate for such fiscal year.

“Qualified Retirement” shall mean a retirement from Service in accordance with the Company’s retirement policies by the Award Recipient in which, at the time of such retirement, the sum of the Award Recipient’s age and consecutively completed 12-month periods of Service, in each case without giving credit for any partial years, equals or exceeds 75.

“ROIC” shall mean, with respect to any fiscal year, (a) NOPAT divided by (b) Invested Capital, in each case, as calculated consistent with consolidated financial information of the Company reported (or to be reported) in the Company’s Annual Report on Form 10-K for such fiscal year (or, if applicable financial information is not contained therein, in publicly furnished earnings release for corresponding periods or in the Company’s financial books, records and ledgers from which such public disclosures were based)..

“ROIC Performance Achievement Date” shall mean the date that the Compensation Committee certifies in writing that ROIC Performance Criteria Achievement has occurred (which certification, if applicable, shall be made no later than the earlier of (i) March 15 of the year following the applicable fiscal year being measured or (ii) five business days following the Company’s filing of its Annual Report on Form 10-K with respect to the applicable fiscal year being measured).

“ROIC Performance Criteria Achievement” shall mean that the Company’s ROIC shall equal or exceed 0.122 for the 2016 Fiscal Year, the 2017 Fiscal Year or the 2018 Fiscal Year.

“Total Assets” means

(a)	the Company’s total assets as of the end of the applicable fiscal year;

minus

(b)	the portion of such total assets attributable to discontinued operations;

minus

(c)

(i) (A) the portion of such total assets attributable to asset, stock or merger acquisitions consummated by the Company and its subsidiaries during the three year period ending on the last day of such fiscal year divided by (B) twelve;

multiplied by

(ii) twelve minus the number of completed fiscal quarters that have occurred (as of the end of the applicable fiscal year) since such consummation of such acquisition (in each case solely to the extent such completed fiscal quarter began on or after the date of consummation of such acquisition).

“Voluntary Termination” shall occur when the Award Recipient voluntarily ceases Service for any reason or no reason (e.g., the Award Recipient elects to cease being an employee or director or provide consulting services or the Award Recipient resigns or quits).  Notwithstanding the foregoing, a Voluntary Termination shall not occur as a result of termination of Service as a result of death, Disability, Qualified Retirement, or termination by the Award Recipient for “good reason” (in accordance with an Employment Agreement providing for such rights).

(Remainder of page intentionally left blank)

EXECUTED on the date first written above.

COMPANY:	ORTHOFIX INTERNATIONAL N.V.

By:
Name:
Title:

AWARD RECIPIENT:
By:
Name:
Title:

Exhibit A-1

Illustrations of 2018 Fiscal Year Adjusted EBITDA Pro Rata Portion

2018 Adjusted EBITDA	Percentage of Adjusted EBITDA Target Portion Vested/Earned

<$74,575,000	Zero
$74,575,000	50%
$74,967,500	55%
$75,360,000	60%
$75,752,500	65%
$76,145,000	70%
$76,537,500	75%
$76,930,000	80%
$77,322,500	85%
$77,715,000	90%
$78,107,500	95%
$78,500,000	100%

Exhibit A-2

Illustrations of 2018 Fiscal Year Adjusted EBITDA Target Excess Portion

2018 Adjusted EBITDA	Percentage of Adjusted EBITDA Target Portion Vested/Earned[1]

$78,500,000	100%
$79,285,000	105%
$80,070,000	110%
$80,855,000	115%
$81,640,000	120%
$82,425,000	125%
$83,210,000	130%
$83,995,000	135%
$84,780,000	140%
$85,565,000	145%
$86,350,000	150%
>$86,350,000	150%

1Percentage is inclusive of the Adjusted EBITDA Target Portion earned pursuant to Section 1(a).

Exhibit B-1

Illustrations of 2018 Fiscal Year ROIC Pro Rata Portion

2018 ROIC	Percentage of ROIC Target Portion Vested/Earned

<0.1159	Zero
0.1159	50%
0.11651	55%
0.11712	60%
0.11773	65%
0.11834	70%
0.11895	75%
0.11956	80%
0.12017	85%
0.12078	90%
0.12139	95%
0.122	100%

Exhibit B-2

Illustrations of 2018 Fiscal Year ROIC Target Excess Portion

2018 ROIC	Percentage of ROIC Target Portion Vested/Earned[1]

0.122	100%
0.12322	105%
0.12444	110%
0.12566	115%
0.12688	120%
0.1281	125%
0.12932	130%
0.13054	135%
0.13176	140%
0.13298	145%
0.1342	150%
>0.1342	150%

1Percentage is inclusive of the ROIC Target Portion earned pursuant to Section 1(a).